STOCKHOLDER SUPPORT AGREEMENT

                  THIS STOCKHOLDER SUPPORT AGREEMENT dated as of October 24, 1997 (this "Agreement"), is entered into by MBC Associates, L.P., a Delaware limited partnership ("MBC Associates"), KKR Partners II, L.P., a Delaware limited partnership ("KKR Partners"), 38 Newbury Ventures/MBC Limited Partnership, a Massachusetts limited partnership ("Newbury"), Albert S. Waxman, the Albert S. Waxman Family Charitable Remainder Unitrust (the "Waxman Trust"), Arthur H. Halper, Michael G. Lenahan and John A. Budnick to and for the benefit of Magellan Health Services, Inc., a Delaware corporation ("Parent"). Each of MBC Associates, KKR Partners, Newbury, Albert S. Waxman, the Waxman Trust, Arthur H. Halper, Michael G. Lenahan and John A. Budnick are referred to herein as a "Stockholder" and collectively as the "Stockholders." Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

                  WHEREAS, as of the date hereof, MBC Associates and KKR Partners own of record and beneficially 20,678,600 shares and 321,400 shares, respectively (such aggregate 21,000,000 shares being referred to herein collectively as the "KKR Shares"), of common stock, par value $.01 per share ("Common Stock"), of Merit Behavioral Care Corporation, a Delaware corporation (the "Company");

                  WHEREAS, as of the date hereof, Newbury owns of record and beneficially 600,000 shares (the "Newbury Shares") of Common Stock;

                  WHEREAS, as of the date hereof, Albert S. Waxman and the Waxman Trust own of record and beneficially 1,055,100 and 1,000,000 shares, respectively (such aggregate 2,055,100 shares being referred to collectively as the "Waxman Shares"), of Common Stock;

                  WHEREAS, as of the date hereof Arthur H. Halper owns of record and beneficially 100,000 shares of Common Stock (the "Halper Shares");

                  WHEREAS, as of the date hereof Michael G. Lenahan owns of record and beneficially 100,000 shares of Common Stock (the "Lenahan Shares");

                  WHEREAS, as of the date hereof John A. Budnick owns of record and beneficially 50,000 shares of Common Stock (the "Budnick Shares," and collectively with the KKR Shares, Newbury Shares, Waxman Shares, Halper Shares and Lenahan Shares, together with any other voting or equity securities of the Company hereafter acquired by any Stockholders beneficially or of record, prior to the termination of this Agreement, the "Shares");

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                  WHEREAS,  concurrently  with the execution of this  Agreement,
Parent, the Company and MBC Merger Corporation, a Delaware corporation ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the "Merger") such that the Company will become a wholly-owned subsidiary of Parent; and

                  WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to consent to the adoption of the Merger Agreement and the approval of the Merger and to agree, severally but not jointly, to certain other matters, all upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

                  Section 1. Consent;  Voting of Shares. Each Stockholder hereby
(a) agrees that, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company in lieu of a meeting, such Stockholder will vote all of its respective Shares in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and hereby irrevocably consents to the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) agrees that, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company in lieu of a meeting, such Stockholder will vote all of the Shares against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (c) agrees that until the termination of this Agreement in accordance with the terms hereof at any meeting of the stockholders of the Company, however called, and , in any action by written consent of the stockholders of the Company, such Stockholder will vote all of its respective Shares in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement. In addition, each Stockholder agrees that it will, upon request by Parent, furnish written confirmation, in form and substance reasonably satisfactory to Parent, of such Stockholder's support for the Merger Agreement and the Merger. Each Stockholder acknowledges receipt and review of a copy of the Merger

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Agreement.

                  Section 2. Transfer of Shares. Except as contemplated hereby or by the Merger Agreement, each Stockholder agrees not to (a) offer to sell, sell, assign, transfer (including by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of any of its respective Shares, (b) deposit any of its respective Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger or otherwise by operation of law) or other disposition of or transfer of any interest in or the voting of any of its respective Shares or any other securities of the Company.

                  Section 3. No Solicitation. From the date hereof until the Effective Time, each Stockholder hereby covenants and agrees not to (a) solicit, encourage or entertain inquiries or proposals or initiate, enter into or continue any discussions, negotiations or agreements relating to the sale or other disposition of the Company (whether through a merger, reorganization, stock purchase of otherwise) or a material portion of it assets, properties, businesses or operations (a "Proposed Acquisition") to or with any person or entity other than Parent or Merger Sub, (b) provide any assistance or any information to any person or entity other than Parent or Merger Sub relating to any Proposed Acquisition, or (c) take any action inconsistent with the purposes and provisions of this Agreement. Each Stockholder agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Parent or Merger Sub) heretofore conducted, or the provision of any information to any party (other than Parent or Merger Sub) to which information heretofore has been provided, with respect to any Proposed Acquisition. If, after the date hereof, any Stockholder receives any such inquiry or proposal or request for information, or offer to discuss or negotiate any Proposed Acquisition, such Stockholder will immediately provide notice thereof to Parent.

                  Section 4. Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that the provisions of Section 8 shall survive any termination of this Agreement, and provided further that no such termination shall relieve any party of liability for a breach hereof prior to termination.

                  Section 5. Representations. Each Stockholder represents and warrants to Merger Sub and Parent as follows:


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                  (a) Such  Stockholder is the sole record and beneficial  owner of, and has good title to, all of the Shares it owns as specified in the Recitals hereof, and there exist no restrictions on transfer, options, proxies, voting agreements, voting trusts or liens affecting said Shares, except as imposed by law or as contained in the respective agreements to which such Stockholder is a party disclosed in Section 3.03 of the Company Disclosure
Schedule (collectively with respect to all Stockholders, the "Stockholder Agreements").

                  (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of its Shares under, (i) any contract commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or its Shares are bound (other than the Stockholder Agreements applicable to such Stockholder), (ii) any judgment, writ, decree, order or ruling affecting such Stockholder or its Shares, or (iii) the organizational documents of such Stockholder to the extent such Stockholder is not an individual.

                  (c) Such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized by such Stockholder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the Parent and Merger Sub, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  Section 6. Appraisal Rights. Until the termination of this Agreement in accordance with the terms hereof, each Stockholder agrees that it will not exercise any rights to dissent from the Merger or request appraisal of its respective Shares pursuant to Section 262 of the DGCL or any other similar provisions of Law.

                  Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this
Agreement were not performed in accordance with the

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terms hereof and that the parties shall be entitled to specific  performance  of the terms hereof, in addition to any other remedy at law or in equity.

                  Section 8.        Miscellaneous.

(a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

(d) Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent any of the Stockholders' designees, partners or affiliates serving on the Board of Directors of the Company from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of the Company.

(e) Notwithstanding any provisions hereof, none of the obligations of any Stockholder under or contemplated by this Agreement shall be an obligation of
(i) any officer, director, stockholder, limited partner, general partner or owner of such Stockholder, or any of their respective officers, directors, stockholders, limited partners, general partners or owners, or successors or assigns or (ii) any other Stockholder. Each Stockholder shall be the only person or entity liable with respect to its obligations. Any monetary liability of a Stockholder under this Agreement shall be satisfied solely out of the assets of such Stockholder. Each Stockholder hereby irrevocably waives any right it may have against any such officer, director, stockholder, limited partner, general partner, owner, successor or assign identified above as a result of the performance of the provisions under or

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contemplated  by this  Agreement.  Nothing in this  Section  8(e) shall  prevent
Parent from obtaining specific enforcement of the obligations of any Stockholder under this Agreement. (f) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS  WHEREOF,  each of the parties hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                              MBC ASSOCIATES, L.P.

                              By:     KKR Associates, L.P.
                              Its:  General Partner
                              /s/  JAMES H. GREENE, JR.
                              By:  James H. Greene, Jr.
                              Its:   General Partner

                              KKR PARTNERS II, L.P.

                              By:     KKR Associates, L.P.
                              Its:  General Partner
                              /s/  JAMES H. GREENE, JR.
                              By:  James H. Greene, Jr.
                              Its:   General Partner


                              38 NEWBURY VENTURES/MBC LIMITED PARTNERSHIP

                              By:  Samuel E. Bain Jr.
                              Its:  General Partner
                              /s/ SAMUEL E. BAIN JR.
                              By:
                              Its:

                              ALBERT S. WAXMAN

                              /s/ ALBERT S. WAXMAN
                              Albert S. Waxman
                              THE ALBERT S. WAXMAN FAMILY
                              CHARITABLE REMAINDER UNITRUST

                              /s/ ALBERT S. WAXMAN
                              By:  Albert S. Waxman
                              Its:   Trustee

                               ARTHUR H. HALPER
                               /s/ ARTHUR H. HALPER
                               Arthur H. Halper

                               MICHAEL G. LENAHAN
                               /s/ MICHAEL G. LENAHAN
                               Michael G. Lenahan

                               JOHN A. BUDNICK
                               /s/ JOHN A. BUDNICK
                               John A. Budnick


Agreed and Acknowledged:

MAGELLAN HEALTH SERVICES, INC.

/s/ CRAIG MCKNIGHT
By:  Craig McKnight
Its:  Executive Vice President/Chief Financial Officer




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